Contact:
BSQUARE Corporation Scott Mahan, CFO
(425) 519-5900 investorrelations@bsquare.com

BSQUARE Reports First Quarter 2007 Results

Company Reports Second Straight Profitable Quarter and $957,000 Increase in Cash and
Marketable Securities

BELLEVUE, WA, May 10, 2007 – BSQUARE Corporation (Nasdaq: BSQR) today announced financial results for the first quarter of 2007. Total revenue for the quarter was $15.1 million, a 30% increase from $11.6 million in the first quarter of 2006 and a 7% increase from $14.1 million in the fourth quarter of 2006.

The company reported net income for the quarter of $638,000, or $0.06 per diluted share, which compared to a net loss of $849,000, or $0.09 per diluted share, in the first quarter of 2006 and net income of $706,000, or $0.07 per diluted share, in the fourth quarter of 2006. The company’s fringe benefits expense, historically highest in the first quarter, increased $300,000 this quarter as compared to the fourth quarter of 2006.

Key Results, Achievements and Events:

•	Highest quarterly total revenue since the second quarter of 2001;

•	Second consecutive quarter of positive cash flow from operations;

•	Revenue was derived from 478 customers this quarter, an increase of 11% over the prior year;

•	68 service projects were worked on this quarter and in the year-ago quarter, whereas average project revenue increased 48% year-over-year. Service projects included a number of smartphones, data collection devices and PDAs with phone capabilities running the Windows CE and Windows Mobile operating systems;

•	Released a new version of the company’s SDIO Hx software targeting the NXP BGW211 WLAN product. This product was developed in conjunction with NXP and will be jointly marketed by BSQUARE and NXP to NXP’s customers;

•	Released the first SecureMMC client suite for Windows Mobile devices. Based on the SecureMMC 2.0 specification and BSQUARE’s SDIO Hx technology, the company’s SecureMMC product enables secure downloading of songs and video to Windows Mobile devices, secure wireless financial transactions between Windows Mobile devices and point-of-sale terminals and secure data transfer between smartphones and corporate enterprise networks over virtual private networks lines; and

•	Partnered with Bell Microproducts to provide service solutions for Bell’s North American OEM design and integration business. In the partnership, BSQUARE will provide Windows XP Embedded, Windows Embedded for Point of Sale (WEPOS) and Windows Embedded Server services to enhance Bell Microproducts’ already comprehensive design and integration capabilities.

Revenue Results

Total software revenue was $9.2 million for the quarter compared to $7.9 million in the first quarter of 2006. Sales of third-party software were $8.2 million for the quarter compared to $7.4 million in the first quarter of 2006, an increase of 11%. Customer base growth accounted for the year-over-year increase.

Proprietary software revenue was $970,000 for the quarter compared to $439,000 in the first quarter of 2006. Higher reference design revenue, coupled with royalties from certain Asia Pacific service contracts not present in the prior year, drove the increase, partially offset by lower SDIO revenue.

Commenting on software sales for the quarter, Brian Crowley, the company’s chief executive officer said, “Both third-party and proprietary software revenue came in about where we expected. We did have several SDIO orders slip at quarter-end which should impact the second quarter. Further, lack of available silicon stopped us from shipping any units of our new DevKit PXA320 development platform during the quarter. We have since received the silicon and shipments have resumed.”

Service revenue was $5.9 million for the quarter, up 59% from the $3.7 million reported in the first quarter of 2006, driven by increases in billable hours, realized rate per hour and rebillable service revenue. Rebillable service revenue, on which the company earns low margin, was $921,000 for the quarter, up $746,000 compared to the first quarter of 2006 driven by one large project. Billable hours increased 33% and the realized rate per hour increased 8% as compared to the first quarter of 2006, with the billable hour increase driven by strength in North America and the rate increase driven by $235,000 in revenue not recognized during the first quarter of 2006 for which billable hours were incurred. The company has entered into several Asia Pacific contracts in which it has been providing services at relatively low rates in exchange for future royalties. The company recognized $322,000 in royalty revenue from these contracts this quarter, which is classified as proprietary software revenue, and expects the total guaranteed royalties to be approximately $1.4 million for all of fiscal 2007.

“Service revenue came in slightly higher than anticipated this quarter driven by rebillable revenue,” continued Mr. Crowley. “I am happy to report that we completed the last of our current Asia Pacific service contracts which provide for future downstream royalties. This should have a positive effect on our realized rate per hour in 2007, not to mention contractually obligating these customers to their minimum royalty commitments.”

Gross Profit Margin Results

Overall gross profit was $4.0 million for the quarter, or 26% of total revenue, as compared to $2.3 million, or 20% of revenue, in the first quarter of 2006, with the dollar increase driven by higher gross profit contribution from all revenue streams. Software gross margin was 26% for the quarter, compared to 18% in the first quarter of 2006. A higher mix of high margin proprietary software to total software revenue coupled with improved gross margin on third-party software sales accounted for the improvement. Third-party software margin was 18% for the quarter as compared to 14% in the first quarter of 2006 driven by margin improvement in all customer segments. Service gross margin was 28% for the quarter, compared to 25% in the first quarter of 2006 despite higher rebillable revenue suppressing service gross margin this quarter. The service gross margin improvement was driven by the rate per hour increase noted previously and leverage gained through higher revenue over certain fixed cost of service expense elements.

Scott Mahan, the company’s chief financial officer, commented, “We expect that the completion of the Asia Pacific contracts and resulting positive effect on bill rates, an anticipated decline in low margin rebillable service revenue in the second quarter and declining fringe benefits expense will have positive effects on our service margin in the future.”

Operating Expenses

For the quarter, total operating expenses were $3.4 million, compared to $3.3 million in the first quarter of 2006. Sales, general and administrative expenses increased $385,000 this quarter as compared to the prior year driven primarily by higher commissions and bonuses and Sarbanes-Oxley compliance costs. Research and development expenses decreased $196,000 as compared to the first quarter of 2006 primarily due to development costs incurred in the prior year related to the company’s Media+™ product.

Cash Flows

The company’s cash, cash equivalents and short-term investments increased to $12.1 million at March 31, 2007 as compared to $11.1 million at December 31, 2006 ($1.1 million of the March 31 balance is restricted). Days sales outstanding were 48 this quarter, up from 46 in the fourth quarter of 2006. “Through a combination of our bottom-line results and $336,000 in non-cash expenses, we were able to increase our total cash position by roughly $1 million this quarter, representing the second straight quarter of similarly sized increases,” concluded Mr. Mahan.

Conference Call

Management will host a conference call today, May 10, 2007, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 877-860-4996, or 973-582-2854 for international callers, and reference “BSQUARE Corporation First Quarter 2007 Earnings Conference Call.” A replay will be available for one week following the call by dialing 877-519-4471 or 973-341-3080 for international callers; reference pin number 8680269. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is a software solutions provider to the global embedded device community, collaborating at all stages in device development. As a full service provider, BSQUARE also offers Windows Embedded licensing and expertise. For more information about BSQUARE, visit its website at www.bsquare.com.

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include whether we are able to maintain our existing favorable relationship with Microsoft Corporation; whether we are able to meet competitive demands; any decline in the market for our products, technology licenses and services; any decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; whether we are able to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; whether we are able to successfully support our operations; intellectual property risks; and risks associated with our international operations. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2006 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,368	$2,483
Short-term investments	8,648	7,426
Accounts receivable, net of allowance for doubtful accounts of $198 at March 31, 2007 and $198 at December 31, 2006	7,995	7,167
Prepaid expenses and other current assets	466	421

Total current assets	19,477	17,497
Equipment, furniture and leasehold improvements, net	819	821
Intangible assets, net	51	101
Restricted cash	1,050	1,200
Other non-current assets	56	57

Total assets	$21,453	$19,676

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,072	$2,634
Other accrued expenses	3,347	2,877
Accrued compensation	1,424	1,046
Accrued legal fees	534	534
Deferred revenue	366	154

Total current liabilities	7,743	7,245
Deferred rent	349	355

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 9,781,376 shares issued and outstanding at March 31, 2007 and 9,617,755 shares issued and outstanding at December 31, 2006	119,766	119,229
Accumulated other comprehensive loss	(70)	(180)
Accumulated deficit	(106,335)	(106,973)

Total shareholders’ equity	13,361	12,076

Total liabilities and shareholders’ equity	$21,453	$19,676

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months
	Ended March 31,
	2007	2006
	(unaudited)

Revenue:
Software	$9,195	$7,855
Service	5,901	3,729

Total revenue	15,096	11,584

Cost of revenue:
Software	6,822	6,476
Service (1)	4,277	2,791

Total cost of revenue	11,099	9,267

Gross profit	3,997	2,317

Operating expenses:
Selling, general and administrative (1)	2,897	2,512
Research and development (1)	545	741

Total operating expenses	3,442	3,253

Income (loss) from operations	555	(936)
Interest and other income	123	87

Income (loss) before income taxes	678	(849)
Income tax expense	(40)	—

Net income (loss)	$638	$(849)

Basic income (loss) per share	$0.07	$(0.09)

Diluted income (loss) per share	$0.06	$(0.09)

Shares used in calculation of income (loss) per share:
Basic	9,677	9,564

Diluted	9,953	9,564

(1)	Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$48	$40
Selling, general and administrative	120	97
Research and development	21	17

Total stock-compensation expense	$189	$154